Exhibit 99.1

Lumen fortifies telecom disruptor stance with latest board appointment

Nationwide executive James ‘Jim’ Fowler brings digital transformation expertise to the Board

DENVER, Aug. 7, 2023 – Lumen Technologies (NYSE: LUMN) today announced the appointment of James ‘Jim’ Fowler to its board of directors, effective immediately.

Jim is an advocate for innovation and digital transformation with more than 25 years of experience in technology leadership roles for Fortune 100 companies. Currently, he is the Executive Vice President and Chief Technology Officer of Nationwide Insurance, chartered with modernizing core technology capabilities, digitally transforming business capabilities, and intelligently automating operations.

“On top of being a skilled technologist, Jim is an accomplished transformation leader with a passion for winning,” said Kate Johnson, President and CEO of Lumen. “His excitement and perspective are incredibly valuable, especially as we start to disrupt the telecommunications industry with the launch of our Network-as-a-service platform. I’m thrilled to have his expertise as we build on our legacy of innovation to drive towards revenue growth.”

His extensive leadership experience includes 18 years at General Electric (GE) where he served as the Global Chief Information Officer. Prior to being named Global Chief Information Officer, he held Chief Information Officer roles for GE Capital, GE Power and Water, GE Intelligent Platforms, and GE Aviation, amongst other roles. While at GE he delivered digital transformation across the enterprise. Jim sees himself as a catalyst, enabler, and futurist ready to challenge business models with technology.

“It’s the people at Lumen who are driving transformation,” said Fowler. “Kate has built an incredibly talented team—the opportunity ahead of us is tremendous. I’m both honored and excited to take on this role at such an important time for the company.”

The appointment brings the company’s board count from 10 to 11.

A full breakdown of the company’s board of directors is available online.

About Lumen Technologies

Lumen connects the world. We are dedicated to furthering human progress through technology by connecting people, data, and applications – quickly, securely, and effortlessly. Everything we do at Lumen takes advantage of our network strength. From metro connectivity to long-haul data transport to our edge cloud, security, and managed service capabilities, we meet our customers’ needs today and as they build for tomorrow. For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies, and YouTube: /lumentechnologies.

Forward-Looking Statements

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Media Contact:

Danielle Spears

Lumen Public Relations

321-256-3878

Danielle.Spears@Lumen.com